UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 27, 2020

SIGMA LABS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38015	27-1865814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (505) 438-2576

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SGLB	The NASDAQ Stock Market LLC
Warrants to Purchase Common Stock, par value $0.001 per share	SGLBW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement (Institutional). On January 27, 2020, Sigma Labs, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Institutional SPA”) attached hereto as Exhibit 10.1, with certain institutional investors (the “Institutional Investors”). Pursuant to the Institutional SPA, the Company has agreed to issue and sell to each Institutional Investor and each Institutional Investor severally has agreed to purchase from the Company shares of the Company’s Series D Convertible Preferred Stock (the “Series D Preferred Stock”), warrants to purchase the Company’s Common Stock (the “Institutional Common Warrants”) and warrants to purchase the Series D Preferred Stock (the “Preferred Warrants”) for a total gross purchase price of $1,600,000. At the closing, the Company will issue to the Institutional Investors an aggregate of 1,640 shares of the Series D Preferred Stock (the “Series D Preferred Shares”), Institutional Common Warrants to purchase up to an aggregate of 7,796,000 shares of Common Stock and warrants to purchase an aggregate of 6,156 of additional Series D Preferred Stock, which, if exercised in full, would result in additional gross proceeds to the Company of approximately $6 million (including $500,000 subject to a forced exercise right by the Company described more fully below).

Under the Certificate of Designations for the Series D Preferred Stock, the Series D Preferred Stock has an initial stated value of $1,000 per share (the “Stated Value”). Dividends accrue at a dividend rate of 9% per annum (subject to increase upon the occurrence (and during the continuance) of certain triggering events described therein) will accrue and, on a monthly basis, shall be payable in kind by the increase of the Stated Value of the Series D Preferred Shares by said amount. The holders of the Series D Preferred Shares will have the right at any time to convert all or a portion of the Series D Preferred Shares (including, without limitation, accrued and unpaid dividends and make-whole dividends through the third anniversary of the closing date) into shares of the Company’s Common Stock at the conversion price then in effect, which initially is $1.00 (subject to adjustment for stock splits, dividends, recapitalizations and similar events and full ratchet price protection). In addition, a holder may at any time, alternatively, convert all, or any part, of its Series D Preferred Shares at an alternative conversion price, which equals the lower of the applicable conversion price then in effect, and the greater of (x) $0.1856 and (y) 85% of the average volume weighted average price (“VWAP”) of the Common Stock for a five (5) trading day period prior to such conversion. Upon the occurrence of certain triggering events, described in the Certificate of Designations, including, but not limited to payment defaults, breaches of transaction documents, failure to maintain listing on the Nasdaq Capital Market, and other defaults set forth therein, the Series D Preferred Shares would become subject to redemption, at the option of a holder, at a 125% premium to the underlying value of the Series D Preferred Shares being redeemed.

The Institutional Common Warrants have a term of 5½ years, but is not initially exercisable until six month and one day after the closing. The initial exercise price is $1.00 and is subject to adjustment for stock splits, dividends, recapitalizations and similar events and, unless shareholder approval is obtained by the Company, subject to a floor of $0.95, full ratchet antidilution price protection.

The Preferred Warrants have a term of one year from the date that the securities referenced in the Institutional SPA become fully tradeable (whether by registration with the SEC of such securities or the expiration of the requisite holding period under Rule 144 of the Securities Act of 1933, as amended). The Company has the right to force the exercise of up to 512 Preferred Warrants subject to certain equity conditions, which would result in gross proceeds to the Company of approximately $500,000. The initial exercise price for the Preferred Warrants is $975 per share, which is subject to adjustment for stock splits, dividends, recapitalizations and similar events.

The Certificate of Designations contains a prohibition on the issuance of any shares of Common Stock upon conversion of the Series D Preferred Shares in excess of the amount set forth in NASDAQ Listing Rule 5635(d) (20% or more of the outstanding shares of common stock) until the Company obtains shareholder approval for issuance of shares of Common Stock in excess of such amount. In the Institutional SPA, the Company has agreed to promptly obtain such shareholder approval and amend its article of incorporation and/or effect a reverse split in order to have sufficient shares of Common Stock available to allow the holders of the Series D Preferred Shares to convert in full the Series D Preferred Shares and exercise in full the Institutional Common Warrants.

Pursuant to a Registration Rights Agreement to be executed on or before the closing, the Company has agreed to prepare and, as soon as practicable, file with the Securities and Exchange Commission a registration statement covering the resale of all the Series D Preferred Shares (including the Series D Preferred Shares issuable upon exercise of the Preferred Warrants), the shares issuable upon conversion of the Series D Preferred Shares, and the shares issuable upon exercise of the Institutional Common Warrants.

The foregoing summaries of the Securities Purchase Agreement, Certificate of Designations, Registration Rights Agreement, Institutional Common Warrants and Preferred Warrants do not purport to be complete and are qualified in their entirety by the terms and conditions set forth in the forms thereof attached hereto exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, which are incorporated by reference herein in their entirety.

Securities Purchase Agreement (Other Investors).

On January 27, 2020, the Company also entered into a Securities Purchase Agreement (“Other Investors SPA”) attached hereto as Exhibit 10.6, with the Company’s largest shareholder and certain of its directors (the “Other Investors”). Pursuant to the Other Investors SPA, the Company has agreed to issue and sell to each Other Investor and each Other Investor severally has agreed to purchase from the Company shares of the Company’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”), and Class A warrants to purchase the Company’s Common Stock (the “Class A Warrants”) for a total gross purchase price of $500,000.

At the closing, the Company will issue to the Other Investors an aggregate of 333.33 shares of the Series E Preferred Stock (the “Series E Preferred Shares”), and Class A Warrants to purchase shares of Common Stock equal to 100% of the conversion shares issuable at the closing.

Under the Certificate of Designations for the Series E Preferred Stock, the Series E Preferred Shares have an initial stated value of $1,500 per share (the “Stated Value”). Dividends at the initial rate of 9% per annum will accrue and, on a monthly basis, shall be payable in kind by the increase of the Stated Value of the Series E Preferred Stock by said amount. The holders of the Series E Preferred Shares have the right at any time to convert all or a portion of the Preferred Shares (including, without limitation, accrued and unpaid dividends and make-whole dividends through the third anniversary of the closing date) into shares of the Company’s Common Stock at an initial conversion rate determined by dividing the Conversion Amount by the Conversion Price ($0.13 above the consolidated closing bid price for the trading day prior to the execution of the Other Investors SPA). The Conversion Amount is the sum of the Stated Value of the Series E Preferred Shares then being converted plus any other unpaid amounts payable with respect to the Series E Preferred Shares being converted plus the “Make Whole Amount” (the amount of any dividends that, but for the conversion, would have accrued at the dividend rate for the period through the third anniversary of the initial issuance date). The Conversion Rate is also subject to adjustment for stock splits, dividends recapitalizations and similar events.

The Class A Warrants have a term of 5 ½ years, but is not initially exercisable until six month and one day after the closing. The initial exercise price is equal to 110% of the conversion price of the Series E Preferred Stock and is subject to adjustment for stock splits, dividends, recapitalizations and similar events.

The foregoing summaries of the Other Investors SPA, Certificate of Designations for the Series E Preferred Stock and Class A Warrants do not purport to be complete and are qualified in their entirety by the terms and conditions set forth in the forms thereof attached hereto exhibits 10.6, 10.7 and 10.8, respectively, which are incorporated by reference herein in their entirety.

General

The closing of the issuance of the securities covered by the Securities Purchase Agreements is subject to the closing conditions set forth therein.

Item 8.01 Other Events.

On January 27, 2020, the Company issued a press release announcing the private placements described herein. A copy of this press release is filed as Exhibit 99.1 hereto, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Number	Description

10.1	Securities Purchase Agreement (Institutional Investors)

10.2	Form of Certificate of Designations (Series D Convertible Preferred Stock)

10.3	Registration Rights Agreement

10.4	Form of Institutional Common Warrant

10.5	Form of Preferred Warrant

10.6	Securities Purchase Agreement (Other Investors)

10.7	Form of Certificate of Designations (Series E Convertible Preferred Stock)

10.8	Form of Other Investors Common Warrant

99.1	Press Release issued January 27, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2020	SIGMA LABS, INC.

	By:	/s/ John Rice
	Name:	John Rice
	Title:	President and Chief Executive Officer